Exhibit 10.1

March 21, 2025

Matt,

We are happy to confirm the verbal offer for the position of VP Chief Accounting Officer. This offer is contingent upon receipt of approval from the Evergy, Inc. Board of Directors.

Details of the offer include:

•	Title: VP Chief Accounting Officer

•	Supervisor: Bryan Buckler

•	Location: 1KC – 1200 Main Street, Kansas City, MO

•	Effective Date: The effective transfer date into your new role is anticipated to be April 2, 2025, pending appropriate approvals.

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Salary: Your base annual salary will be Two Hundred and Forty Thousand Dollars ($240,000) per annum, upon your effective date in your new role. Your base annual salary will remain at this level for 2025 and will be subject to review and adjustment in accordance with the Company’s standard executive compensation procedures beginning in 2026.

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Annual Incentive Plan: You will be eligible to participate in the Evergy, Inc. Executive Annual Incentive Plan (the “AIP”). Your initial target award (Target AIP) under the AIP is forty percent (40%) of your base annual salary. Your Target AIP for the 2025 plan year will be prorated by calendar days remaining, and actively employed, in the Plan Year following your effective date in your new role. The amount of any future target awards made to you under the AIP will be determined in accordance with the Company’s standard procedures. Payment of awards for which you are eligible under the AIP will be subject to terms and conditions of the AIP and is dependent on performance against pre-established goals and objectives that are approved annually by the Compensation and Leadership Development Committee of the Evergy, Inc. Board of Directors.

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Variable Compensation Plan: You will also be provided a 2025 Variable Compensation Plan payment in March 2026, per your current Director base pay ($180,406.43) and VCP target (20%), paid at 2025 Plan performance and prorated for your time eligible in the 2025 Variable Compensation Plan.

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Long Term Incentive Plan: Your position is eligible for participation in the Company Long Term Incentive Plan (“LTIP”). The LTIP target for your new role is fifty percent (50%) of your base pay at the time of grant. Under the current structure, grants are made on an annual basis in March of each year, and 30% of the grants consist of time-based restricted stock units (“RSUs”) and 70% of the grants consist of performance based RSUs. The Company reserves the right to amend, modify or terminate the LTIP and structure of the program at any time.

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Ad-Hoc Equity Award December 1, 2024: You recently received an Ad-Hoc Time-Based RSU Grant valued at $150,000, granted on December 1, 2024, that will vest over a three-year period, vesting one-third (1/3) of the award on each one-year anniversary from the grant date (i.e., December 1, 2025, 2026, 2027), subject to the terms of the grant agreement and the LTIP, including your continued employment. This grant will remain in place per the terms outlined in the award agreement.

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Time-Based Inducement Equity Award: You will receive an inducement equity award of Time-Based RSUs granted under the LTIP and pursuant to the Company’s standard form of agreement. The date of grant for this award will be on, or within 30 days, of your effective transfer date into your new role. Subject to the terms of the grant agreement, including your continued employment, the RSU’s will vest on the third anniversary of the grant date. The number of RSUs comprising the Time-Based Inducement Equity Award will be calculated by dividing $100,000 by the average closing price per share of the Company’s common stock over the calendar month preceding the grant date and rounding any fractional shares to the next highest whole number.

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Participation in Nonqualified Deferred Compensation Plan. You will be eligible to participate in the Evergy, Inc. Nonqualified Deferred Compensation Plan (the “NQDC”). An election to participate in the NQDC for the 2025 fiscal year must be made within 30 days of your effective transfer date. Under the current terms of the NQDC, you may elect to defer compensation and receive Company matching contributions on such deferrals in accordance with the terms therein. The Company reserves the right to amend, modify or terminate the NQDC at any time.

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Participation in Executive Benefits. Upon your effective transfer date, you will be eligible to enter into the Company’s standard forms of change in control severance agreement, executive severance plan and indemnification agreement, and be entitled to the benefits described in those agreements.

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Participation in Executive Health Management Program. You will be eligible to participate in Evergy’s Executive Health Management Program. You will have the option to complete a physical, including optional services, through an eligible provider with cost of services billed to the company and imputed as income to you.

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Participation in Executive Financial Planning Benefit. You will be eligible to participate in Evergy’s Executive Financial Planning Benefit. You will have the option to use Ayco as a provider of financial and tax services to you with cost of services billed to the company and imputed as income to you. You will also have the option to use your own advisor with the cost of services reimbursed and imputed as income to you.

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Clawbacks. Any awards granted to you under the AIP or the LTIP will be subject to any clawback provisions in those plans, which generally allow the Company to recover any cash incentive compensation or equity awards paid to you in the event of a restatement of or other inaccuracy in the Company’s financial statements, or any other Company clawback policy which may apply to such awards. The Company reserves the right to implement new or modify its existing clawback policy at any time.

•	Contingencies. The Company’s offer of employment described in this Offer Letter is contingent upon receipt of approval from the Company’s Board of Directors.

Participation in Evergy, Inc. and its subsidiaries’ ACCESS dispute resolution program is a term and condition of your employment as a non-union employee of Evergy, Inc. and its subsidiaries’. Any workplace dispute you may have against the Company is subject to a three-option process, which includes final and binding arbitration. Please read the enclosed ACCESS Program Guide for further information. If you have questions about this material, please contact the ACCESS Program administrator at (816) 556-2307.

Employment with Evergy, Inc. and its subsidiaries’ is “at will.” This conditional offer should not be construed as a contract guarantee of employment expressed or implied.

If the terms of this offer meet your approval, please electronically accept the offer.

Please contact us if you have any questions. We look forward to having you join our Executive team!

David A. Campbell	Bryan Buckler
President & Chief Executive Officer	EVP Chief Financial Officer

Matt Gummig
VP Chief Accounting Officer

I, Matt Gummig, have read the above terms of the offer letter and I agree to the terms as outlined.

Employee Signature: /s/ Matt Gummig
Date Signed: March 25, 2025